Exhibit 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the Three Months Ended March 31,
(Thousands of Dollars, Except Share Information)	2022	2021
Operating Revenues	$3,471,310	$2,825,840

Operating Expenses:
Purchased Power, Fuel and Transmission	1,389,696	998,491
Operations and Maintenance	472,433	465,542
Depreciation	289,330	270,704
Amortization	236,948	108,013
Energy Efficiency Programs	199,484	188,063
Taxes Other Than Income Taxes	220,364	209,459
Total Operating Expenses	2,808,255	2,240,272
Operating Income	663,055	585,568
Interest Expense	153,245	137,766
Other Income, Net	71,561	34,201
Income Before Income Tax Expense	581,371	482,003
Income Tax Expense	136,045	113,980
Net Income	445,326	368,023
Net Income Attributable to Noncontrolling Interests	1,880	1,880
Net Income Attributable to Common Shareholders	$443,446	$366,143

Basic Earnings Per Common Share	$1.28	$1.07

Diluted Earnings Per Common Share	$1.28	$1.06

Weighted Average Common Shares Outstanding:
Basic	345,156,346	343,678,243
Diluted	345,661,133	344,334,689

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.